Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-218663 on Form S-3, and Registration Statement No. 333-180340 and No. 333-89376 on Form S-8 of our report dated March 9, 2018, relating to the consolidated financial statements and financial statement schedule of Bel Fuse Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 9, 2018